Exhibit 99.1

           Ingles Markets, Incorporated Announces Third Quarter Sales
                             and Earnings Increases


    ASHEVILLE, N.C.--(BUSINESS WIRE)--July 31, 2006--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported that net income increased 108.9% (from $6.6 million to $13.8 million) for the three months and 80.9% (from $17.2 million to $31.1 million) for the nine months ended June 24, 2006, compared to the previous year. The earnings increases were largely driven by broad-based sales increases and cost efficiencies.
    Net sales for the June 2006 quarter increased 16.3% over the June 2005 quarter to $659.2 million, while comparable grocery store sales grew 15.2% for the same period. For the nine months ended June 24, 2006, net sales increased 12.2% over the 2005 period to $1.89 billion, while comparable grocery store sales grew 11.0%. Excluding high-dollar, lower-margin gasoline sales, comparable grocery store sales grew 10.2% for the quarter and 7.7% for the nine-month period.
    Easter sales occurred in the June quarter of fiscal 2006 and the March quarter of fiscal 2005. Adjusted for the effect of Easter sales, the Company estimates that third quarter 2006 comparable grocery store sales increased 13.8%, compared to the third quarter of 2005.
    Gross profit dollars for the three- and nine-month periods ended June 2006 increased $20.0 million and $44.1 million, respectively, compared to the same periods of fiscal 2005. Gross profit, as a percentage of sales, decreased to 24.8% for the June 2006 quarter, compared to 25.3% for the same quarter last year. For the nine-month period, gross profit as a percentage of sales decreased to 24.9% in 2006 compared to 25.4% in 2005. The effect of lower overall margins in the gasoline department was the primary contributor to the decrease in gross profit as a percentage of sales. Excluding the effect of gasoline sales, retail grocery segment gross margins for the fiscal 2006 three- and nine-month periods were within 50 basis points of such margins for the same periods of 2005.
    Operating and administrative expenses for the June 2006 quarter decreased as a percentage of sales to 19.9% compared to 21.6% in the June 2005 quarter. Operating and administrative expenses for the June 2006 nine-month period decreased as a percentage of sales to 20.6% compared to 21.8% in the June 2005 nine-month period. Operating and administrative expenses declined as a percentage of sales (both with and without gasoline sales and expenses) due primarily to the increased sales volume. Ingles operated 197 stores at the end of June 2006, compared to 195 stores at the end of June 2005.
    Combined net rental income and other income, net totaled $1.8 million for the June 2006 quarter compared to $2.4 million for the June 2005 quarter, and $5.3 million for the nine-month 2006 period compared to $5.7 million for the nine-month 2005 period. Lower rental income and higher shopping center expenses accounted for most of the decreases.
    Interest expense decreased $0.4 million and $1.8 million for the three- and nine-month periods ended June 2006, respectively, compared to the same periods ended June 2005 due to a reduction in total debt from $579.7 million at June 25, 2005, to $555.4 million at June 24, 2006.
    Net income for the June 2006 quarter totaled $13.8 million, 108.9% higher than net income of $6.6 million for the June 2005 quarter. Basic and diluted earnings per share for the Company's publicly traded Class A common stock were $0.59 and $0.57 per share, respectively, for the June 2006 quarter compared to $0.29 and $0.27 per share, respectively, for the June 2005 quarter.
    Net income for the nine months ended June 24, 2006 totaled $31.1 million, 80.9% higher than net income of $17.2 million for the nine months ended June 25, 2005. Basic and diluted earnings per share for the Company's publicly traded Class A common stock were $1.33 and $1.27 per share, respectively, for the June 2006 nine-month period compared to $0.75 and $0.71 per share, respectively, for the June 2005 nine-month period.
    Robert P. Ingle, chief executive officer, stated, "Our good results are sales driven. We've had successful promotions, improved our store base and offered both convenience and value to our customers. Our customer visits are up and they're purchasing more each visit than they did last year. This growth also allows us to spread fixed expenses over more sales dollars to the benefit of our customers and shareholders."
    During the June 2006 nine-month period, Ingles completed one new store and three replacement stores, closed one store and purchased seven future store sites. Including additions at new or replacement stores, the Company added eight fuel stations and three pharmacies. Capital expenditures for the June 2006 nine-month period totaled $66.8 million. For the balance of the fiscal year, Ingles expects to open one remodeled store, purchase three sites for future expansion, and add four new fuel stations and a pharmacy to existing store properties. Capital expenditures for the entire fiscal year are expected to be approximately $90 million, including expenditures for stores to open in fiscal 2007.

    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2005 Form 10-K and 2006 Forms 10-Q.

    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.

                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                    Unaudited Financial Highlights

                          Three Months Ended       Nine Months Ended
                        ---------------------   ----------------------
                         June 24,    June 25,     June 24,    June 25,
                          2006        2005         2006        2005
                          ----        ----         ----        ----

Net sales              $ 659,212   $ 566,656   $1,889,255   $1,683,198
Gross profit             163,151     143,123      471,237      427,103
Operating and
 administrative
 expenses                131,122     122,364      389,629      366,654
Rental income, net         1,431       1,838        4,016        4,389
Income from operations    33,460      22,597       85,624       64,838
Other income, net            446         638        1,266        1,323
Interest expense          12,184      12,592       36,737       38,550
Income taxes               7,880       4,017       19,100       10,448
Net income             $  13,842  $    6,626   $   31,053   $   17,163

Basic earnings
 per common
 share - Class A       $    0.59  $     0.29   $     1.33   $     0.75
Basic earnings
 per common
 share - Class B       $    0.54  $     0.26   $     1.21   $     0.68
Diluted earnings
 per common
 share - Class A       $    0.57  $     0.27   $     1.27   $     0.71
Diluted earnings
 per common
 share - Class B       $    0.54  $     0.26   $     1.21   $     0.68

Additional selected
 information:
Depreciation and
 amortization expense  $  14,765  $   13,798   $   44,297   $   42,288
Rent expense           $   5,359  $    6,403   $   16,598   $   20,581


           Condensed Consolidated Balance Sheets (Unaudited)

                                            June 24,        Sept. 24,
                                             2006             2005
                                             ----             ----
ASSETS
  Cash and cash equivalents             $     22,281    $      50,626
  Receivables-net                             40,758           39,079
  Inventories                                216,754          204,113
  Other current assets                        11,287           10,639
  Property and equipment-net                 762,748          744,163
  Other assets                                17,150           17,385
                                        ------------    -------------
TOTAL ASSETS                            $  1,070,978    $   1,066,005
                                        ============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current maturities of
   long-term debt                       $     12,174    $      16,413
  Accounts payable, accrued
   expenses and current portion
   of other long-term liabilities            189,792          184,462
  Deferred income taxes                       24,576           31,246
  Long-term debt                             543,271          553,015
  Other long-term liabilities                  4,163            4,020
                                        -------------   -------------
     Total Liabilities                       773,976          789,156
  Stockholders' equity                       297,002          276,849
                                        ------------    -------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                  $  1,070,978    $   1,066,005
                                        ============    =============


    CONTACT: Ingles Markets, Incorporated
             Ron Freeman, 828-669-2941 (Ext. 223)